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                                                                      Exhibit 16

KPMG
         Financial Center, Suite 1200
         Birmingham, AL 35203

October 4, 2000

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously engaged as principal accountants to audit the consolidated financial statements of Community Bancshares, Inc. and subsidiaries as of and for the year ending December 31, 2000. On September 21, 2000, we informed Community Bancshares, Inc. that we were no longer willing to serve as its principal accountants. We have read Community Bancshares, Inc.'s statements included under Item 4 of its Form 8-K dated September 28, 2000, and we agree with such statements, except that we are not in a position to agree or disagree with Community Bancshares, Inc.'s statement that it is in the process of engaging a new independent accountant.

Very truly yours,


/s/ KPMG LLP

KPMG LLP. KPMG LLP, a U.S. limited liability partnership, is a member of KPMG International, a Swiss association.